DYNAMIC APPLICATIONS CORP. ANNOUNCES PRODUCTION OF FIRST COMMERCIAL MODEL OF ITS PATENTED ELECTROMAGENETIC PERCUSSION DEVICE

FOR IMMEDIATE RELEASE: Ramat Gan, Israel, June 18, 2013 – Dynamic Applications Corp. (OTCQB: DYAP)

Dynamic Applications Corp. today announced that GUMI Tel Aviv Ltd., the Company's joint venture partner and a leading privately-held Israeli industrial technology corporation, has successfully manufactured the first commercial model of the Company's unique, patented electronic percussion device ("DPD1," the Dynamic Percussion Device-type one).

The Company first contracted with GUMI in March 2013 to develop a prototype and manufacture and distribute commercial models of the Company's patented device. Eli Gonen, the Company's CEO, stated that "we are extremely pleased with the timely ability of GUMI in developing the prototype and manufacturing the DPD1 commercial model. Our evaluation together with GUMI is that our initial target market, the diamond and armory industry, should be very receptive to the DPD1, based upon its unique patented design which we believe offers greater durability and energy efficiency together with greater precision than devices presently available in the market."

Mr. Gonen further stated that "the production and commencement of marketing of the DPD1, we believe, validates our management's long-held position that its patented device had significant economic potential provided that we could be successful in entering into an arrangement with a third-party manufacturer. With our ability to contract with GUMI in March 2013 and their ability to manufacture the commercial model of the DPD1, we believe that revenues may be generated from the DPD1 before the end of the year."

Our belief is supported by the statement of GUMI's CEO, Zvi Azulai, that "after an intensive and concentrated period of R&D together with successful technical tests, we were able to produce the first DPD1. We intend to use our extensive contacts in both the diamond and armory industries to present the DPD1, which our tests have shown to be an innovative, durable and energy saving tool ideally suited for both target markets. We intend to continue our R&D toward DPD type 2 with larger dimensions that we will market to heavier industrial users."

In addition, Dynamic Applications Corp. continues to actively serve as a licensee and distributor in the United States of advanced underground environmental control systems manufactured by Sensoil Innovations Ltd.

For more information on Dynamic Applications, please visit our website www.dyapcorp.com. For more information on GUMI Tel Aviv, please visit www.gta.co.il. For more information on Sensoil, please visit http://sensoils.com

Forward-Looking Statements
This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release, as actual results may differ materially from those indicated. Dynamic Applications Corp. public filings may be viewed at www.sec.gov.

Contact:
info at dyapcorp.com